UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant   ☒

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cracker Barrel Old Country Store, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On October 6, 2023, Cracker Barrel Old Country Store, Inc. (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) for the Company’s 2023 Annual Meeting of Shareholders, to be held virtually at https://www.cesonlineservices.com/cbrl23_vm on November 16, 2023 (the “Annual Meeting”).

This supplement is being filed to correct certain inadvertent errors, which resulted in the number of meetings of the Board of Directors and the Compensation Committee of the Board of Directors being undercounted and the disclosure regarding Thomas H. Barr’s attendance at meetings of the Board of Directors to be incorrect. Except as specifically revised by the information contained herein, this supplement does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this supplement. This supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

The information under “BOARD OF DIRECTORS AND COMMITTEES—Board Meetings” and “BOARD OF DIRECTORS AND COMMITTEES—Board Committees” in the Proxy Statement regarding the number of meetings of our Board of Directors, the number of meetings of the Compensation Committee of the Board of Directors and the attendance of Mr. Barr at such meetings is hereby amended and supplemented as follows:

SUPPLEMENT TO PROXY STATEMENT

Our Board of Directors met 8 times during 2023. All of our directors (including Mr. Barr) attended at least 75% of the aggregate number of meetings of the full Board of Directors that were held during the period he or she was a director during 2023.

The Compensation Committee met 11 times during 2023. All of our directors (including Mr. Barr) attended at least 75% of the meetings of the Board committee(s) (including the Compensation Committee) on which he or she served that were held during the period he or she served on such committee in 2023.